UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

Assurant, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-31978

DE	39-1126612
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(212) 859-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 7, 2013, American Security Insurance Company, a subsidiary of Assurant, Inc., reached agreement with the Florida Office of Insurance Regulation to file for a 10 percent reduction in lender-placed hazard insurance rates in that state.

The rate reduction reflects recent experience in Florida. Once filed and approved, these rates are expected to be effective for new and renewing policies starting in first quarter 2014.

American Security Insurance Company also agreed to modify certain practices, including elimination of commissions and client quota-share reinsurance arrangements, to meet new requirements of providers of lender-placed insurance in Florida. These new lender-placed practices are expected to take effect in Florida one year following the agreement.

American Security Insurance Company recorded $510 million of direct earned premiums and $372 million in net earned premiums before catastrophe reinsurance costs in Florida in 2012.

A copy of Assurant, Inc.’s October 8, 2013 news release announcing this agreement and a copy of the Consent Order are attached as Exhibit 99.1 and 99.2, respectively, and incorporated herein by reference.

CAUTIONARY STATEMENT: Some of the statements above may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about when new rates and practices will take effect. Actual results may differ materially from the estimates we have given because of a variety of factors, and Assurant, Inc. undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2012 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1	News Release, dated October 8, 2013

Exhibit 99.2	Consent Order, dated October 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: October 8, 2013	By:	/s/ Bart R. Schwartz
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary